Exhibit 10.11

gentherm

January 29, 2020

Matt Fisch

Dear Matt:

I am very pleased to confirm our job offer to you for the position of Senior Vice President and Chief Technical Officer with Gentherm, Inc. In this position, you will be part of Gentherm’ s Executive Committee and report to Phil Eyler, President and CEO effective April 6, 2020.  Your starting semi-monthly base salary will be $17,291.67 (annually $415,000). As a salaried exempt associate, you will be paid semi-monthly according to the Company’s regular payroll procedures.

Additionally, you will be eligible for Gentherm’s North America annual bonus program targeted at 50% of your salary. Bonus is assessed by individual goals and company performance and is determined by a combination of EBITDA and Revenue, subject to approval by the Compensation Committee of the Gentherm Board of Directors. Bonus is paid annually after a review of each 12-month objectives.

Equity:  Subject to approval by the Compensation Committee of the Board of Directors, you would receive an equity compensation grant commensurate with your position. Typically, equity grants are awarded by the Compensation Committee in approximately March each year.

Sign-On Grant:  On the first date of your employment, equity having a grant date value of $250,000 would be awarded (the “Sign-On Equity Grant”).  This amount, divided by Gentherm’s 10-trading day average stock price ending on such date, will determine the number of restricted stock units (RSUs) that you will receive. These grants vest over 3 years.

Sign-On Bonus: You will be entitled to receive a signing and retention bonus totaling $125,000, to be paid with your first paycheck. This bonus must be repaid if you voluntarily terminate your employment within the first year. You will receive a second bonus totaling $125,000 on the anniversary of your hire date.  This bonus must be repaid if you voluntarily terminate your employment within the second year.

Paid Time Off:  You are eligible to accrue 6.67 hours per semi-monthly pay cycle, which is equivalent to 4 weeks of vacation per year. For your first year, you are eligible for 120.06 accrued hours. Additionally, you are eligible for 5 paid sick days a year.  For your first year, you are eligible for 5 sick days. Please refer to the enclosed benefit guide for details.

Car Allowance:  $1500 monthly car allowance

Long Term Disability: In addition to our standard Long-Term Disability plan, you are entitled to an individual executive plan, paid for by Gentherm which covers 60% of your base salary, minus the group coverage (60% of base up to $8000/month), up to an additional $6000/month.

Relocation:  A Tier 1 relocation benefit package will be provided to assist you with your move to your new location.  The relocation policy details and repayment agreement are attached for your review and acceptance.

The following are highlights of our benefits and are detailed in the enclosed Employee Benefit Guide:

Medical	Dental
Vision	Life & Accident Insurance
Disability Insurance	Retirement Planning

Please note that this offer is contingent upon the following:

•Satisfactory completion of the drug screen and background verification.  All of these tests must have a satisfactory result in order to pass the pre-employment process. If any of the above return to us with an unacceptable result, we will rescind our offer of employment. The pre-employment drug test must be taken within five (5) days of accepting our offer.  The necessary paperwork will be sent to you for you to bring with you to the lab.

•Satisfactory completion of I-9 Employment Eligibility/Verification within your first three (3) days of employment by providing the documentation required by law to verify your present eligibility to work in the United States.  Please see the enclosed Form I-9 instructions so that you can bring the correct documents with you. Under federal law, we are not permitted to allow you to work unless and until the documentation required by the I-9 Employment Eligibility/Verification is supplied to us. This offer does not constitute an offer to sponsor you for a visa or for permanent residency.

•Signing the various Company documents which will be sent to you during your onboarding process.

Matt, we are looking forward to having you at Gentherm and welcome you to the team!  Please feel free to contact me with any questions.

Sincerely,

/s/Barbara Runyon

Senior Vice President and Chief Human Resources Officer

Enclosures

To indicate your acceptance of this offer, please sign below and return the signed offer letter, by email to Barbara.runyon@gentherm.com  Please note that this offer expires on January 31, 2020.

Please be advised that this offer does not constitute or imply a contract of employment. Your signature indicates acknowledgement that if employed, your employment is to be “at will” which means that either the Company or you may terminate your employment at any time, with or without cause and/or notice.

/s/Matt Fisch	February 5, 2020
Signature	Date